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                                                                     EXHIBIT 5.1
                               OPINION OF COUNSEL

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                                               February 17, 1994


Bankers Trust New York Corporation
130 Liberty Street
New York, NY  10006

          Re:  PartnerShare Plan of Bankers Trust
               New York Corporation and Affiliates
               -----------------------------------

Gentlemen:

          I am Assistant Secretary of Bankers Trust New York Corporation, a New York corporation (hereinafter called the "Corporation"), and as such I have acted as counsel for the Corporation in connection with its authorization of the issuance and sale of up to 1,000,000 shares of the Corporation's Common Stock pursuant to its PartnerShare Plan as described in the enclosed Registration Statement on Form S-8. I am familiar with the action taken in connection with the adoption of said Plan and with the actions taken or to be taken in connection with the authorization and proposed issuance of said shares of Common Stock, including the adoption by the Board of Directors of appropriate resolutions authorizing such actions.

          Based upon the foregoing, I hereby advise you that in my opinion (a) the Corporation is duly organized and validly existing under the laws of the State of New York and (b) that issuance and payment therefor in accordance with the provisions of said PartnerShare Plan, such common shares will be validly issued, fully paid and non-assessable. The holders of said Common Stock will not be subject to any personal liability as stockholders under the present laws of the State of New York, the jurisdiction under whose laws the Corporation is incorporated and in which its principal place of business is located, except for such liability as may be imposed in the future under certain circumstances under
Section 630 of the New York Business Corporation Law.

          I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement. I do not admit in giving this consent that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Gordon S. Calder, Jr.
                                    _________________________
                                    Gordon S. Calder, Jr.
                                    Assistant Secretary

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